FOR IMMEDIATE RELEASE –May 1, 2009

For Immediate Release

Contact: Linda M. Moran, VP

Phone:	(570) 253-8502

            NORWOOD FINANCIAL CORP AND WAYNE BANK

LEWIS J. CRITELLI APPOINTED DIRECTOR

HONESDALE – William W. Davis, Jr., President and Chief Executive Officer is

pleased to announce that at the Annual Reorganization Meeting, the Board of Directors appointed Mr. Lewis J. Critelli a Director of Norwood Financial Corp and Wayne Bank, effective April 29, 2009.

Mr. Critelli obtained his Bachelor of Science degree in Finance from The Pennsylvania State University in 1981 and his Master of Business Administration from Lehigh University in 1987. He started with Wayne Bank as Vice President and Chief Financial Officer in January of 1995. His promotion to Senior Vice President and Chief Financial Officer occurred in December of 1996 and he received yet another promotion to Executive Vice President and Chief Financial Officer in December of 1998. He was named Secretary of the Company in 2007. Prior to joining Wayne Bank, Mr. Critelli held the position of Vice President, Treasurer and Comptroller in a financial institution in the Lehigh Valley. Other positions Mr. Critelli held in finance include the communications, finance and manufacturing industries.

Mr. Critelli is President and Director of the Wayne County Chamber of Commerce, Past President and Board Member of the Wayne County YMCA and served on the board as Treasurer of the Honesdale Rotary Club. He is also active in the Pennsylvania Bankers’ Association (PBA) having served as President of Group 3 and is currently a member of the PBA’s Public Affairs Committee.

He and his wife, Lisa and their daughter, Gina, reside in Honesdale.

Norwood Financial Corp, through its subsidiary Wayne Bank, operates eleven offices in Wayne, Pike and Monroe Counties. The Company’s stock trades on the Global Market, under the symbol, “NWFL”.

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